Exhibit 99.1

Stepan Reports Fourth Quarter and Record Full Year 2016 Results

Northfield, Illinois, February 22, 2017 -- Stepan Company (NYSE: SCL) today reported:

Fourth Quarter Highlights

•

Reported net income was $8.4 million, or $0.36 per diluted share versus $12.9 million, or $0.56 per diluted share, in the prior year.  Adjusted net income was $12.3 million, or $0.52 per diluted share versus $17.0 million, or $0.74 per diluted share, in the prior year.*

•	Total company sales volume increased 1% for the quarter as a result of higher polyol volumes, which benefited from increased demand from the insulation market in the United States and Europe.

•

The fourth quarter 2016 results were negatively impacted by $8.9 million of pre-tax non-recurring costs, of which $8.3 million impacted Surfactants and $0.6 million impacted Polymers. The after-tax impact was $6.1 million, or $0.26 per diluted share.

•

Surfactant operating income was $14.6 million versus $24.3 million in the prior year. This decrease was primarily attributable to certain non-recurring items including European product claim commitments and environmental remediation expense in the United States.  Global Surfactant sales volume was down 1% versus the prior year.

•

Polymer operating income was $16.5 million versus $18.1 million in the prior year. The decrease was mostly attributable to a scheduled maintenance shutdown of the Company’s Phthalic Anhydride operations and higher manufacturing costs associated with the Company’s new production facility in China.  Global Polymer volume was up 6% versus the prior year.

•	Specialty Product operating income was $4.2 million, up $3.3 million versus the prior year, primarily due to sustained improvements within Lipid Nutrition.

•	The Company closed on its previously announced acquisition of Tebras/PBC in Brazil.

Full Year Highlights

•

Reported net income was a record $86.2 million, or $3.73 per diluted share, a 13% increase versus $76.0 million, or $3.32 per diluted share, in the prior year.  Adjusted net income was a record $98.2 million, or $4.25 per diluted share, a 24% increase versus $79.4 million, or $3.46 per diluted share, in the prior year.*

•

Surfactant operating income was $99.8 million, a 4% decrease versus prior year.  The Polymer segment delivered its seventh consecutive year of record operating income with $96.8 million, a 20% increase versus prior year.  Specialty Product operating income was $10.7 million versus $4.4 million in the prior year.

•	Total company sales volume increased 6%. Surfactant, Polymer and Specialty Product sales volume increased 5%, 12% and 8%, respectively.

•	The effect of foreign currency translation negatively impacted net income by $2.7 million, or $0.12 per diluted share, versus prior year.

*

Adjusted net income is a non-GAAP measure which excludes deferred compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per share.

“2016 was a very good year as the Company delivered record reported and adjusted net income,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Strong global Polymer volumes, increased asset utilization and enhanced internal efficiencies continued to deliver results.

For the full year, the Surfactant segment delivered $99.8 million of operating income while overcoming certain non-recurring items. Operating income improved in the US, Asia and Latin America.

Polymers delivered its seventh consecutive year of record operating income, primarily due to higher volumes in Rigid Polyols which benefited from new customers and global energy conservation efforts.

Specialty Product results were up significantly for the year as the segment benefited from structural actions taken in 2015.

Our internal efficiency program, called DRIVE, delivered $15.0 million of pre-tax benefit.”

Financial Summary

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, except per share data)	2016	2015	% Change	2016	2015	% Change
Net Sales	$420,636	$419,291	0%	$1,766,166	$1,776,167	(1)%
Operating Income	$9,932	$20,223	(51)%	$126,193	$122,790	3%
Net Income	$8,417	$12,872	(35)%	$86,191	$75,968	13%
Earnings per Diluted Share	$0.36	$0.56	(36)%	$3.73	$3.32	12%

Adjusted Net Income *	$12,294	$17,007	(28)%	$98,187	$79,449	24%
Adjusted Earnings per Diluted Share *	$0.52	$0.74	(30)%	$4.25	$3.46	23%

* See Table II for a reconciliation of non-GAAP Adjusted Net Income and Adjusted Earnings per Diluted Share.

Summary of Fourth Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense and other significant and infrequent or non-recurring items.

•	Deferred Compensation: Both the current and prior year quarters include $2.7 million of after-tax expense.

•

Business Restructuring and Asset Impairments:  The current year quarter includes $4.0 million of after-tax expense attributable to $1.3 million of severance and final decommissioning costs related to the Canadian plant shutdown, a $1.3 million asset write-down at the Bahia, Brazil site, and a $1.4 million asset write-down related to our investment in Louisiana due to our decision to make nonionic surfactants at the site in Pasedena, Texas that we acquired from Sun Products Corporation.

•	Contract Termination Settlement: The current year quarter includes $2.8 million of after-tax income generated on a negotiated customer contract termination fee related to the Bahia, Brazil site.

Percentage Change in Net Sales

Quarterly net sales were flat versus prior year.  Slightly higher sales volume and selling prices were offset by the negative impact of foreign currency translation resulting from the stronger U.S. dollar.  Sales volumes were up 1% mostly due to strong global polyol growth. Selling prices were up slightly due to the pass-through of higher raw material costs within the Surfactant segment.

	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2016
Volume	1%	6%
Selling Price	1%	(5)%
Foreign Translation	(2)%	(2)%
Total	(—)%	(1)%

Segment Results

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2016	2015	% Change	2016	2015	% Change
Net Sales
Surfactants	$282,549	$284,725	(1)%	$1,181,563	$1,205,849	(2)%
Polymers	$116,286	113,785	2%	$498,826	491,488	1%
Specialty Products	$21,801	20,781	5%	$85,777	78,830	9%
Total Net Sales	$420,636	$419,291	0%	$1,766,166	$1,776,167	(1)%

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands, all amounts pre-tax)	2016	2015	% Change	2016	2015	% Change
Operating Income
Surfactants	$14,582	$24,322	(40)%	$99,796	$104,080	(4)%
Polymers	$16,510	$18,140	(9)%	$96,788	$80,942	20%
Specialty Products	$4,249	$899	373%	$10,698	$4,397	143%

Total segment operating income decreased $8.0 million versus the prior year quarter. Total segment operating income increased $17.9 million for the full year.

•

Surfactant net sales were $282.5 million for the quarter, a 1% decrease versus prior year.  The translation impact of a stronger U.S. dollar decreased sales by 2%.  Sales volume was down 1% versus the prior year due to lower North American consumer product volume, partially offset by higher volume in Latin America, Asia and Europe. Slightly higher selling prices favorably impacted net sales by 2%. Surfactant operating income decreased $9.7 million versus the prior year.  This decrease was mostly attributable to non-recurring costs reported within the results, including European product claim commitments and environmental remediation expense in the United States. Results were also negatively impacted by accelerated depreciation related to the Canadian plant closure, partially offset by a contract termination settlement in Brazil.

•

Polymer net sales were $116.3 million for the quarter, a 2% increase versus prior year.  Sales volume increased 6% in the quarter primarily due to continued growth in polyols used in rigid foam insulation and insulated metal panels. Slightly lower selling prices unfavorably impacted net sales by 2%.  The translation impact of a stronger U.S. dollar unfavorably impacted net sales by 2%.  Polymer operating income decreased $1.6 million versus the prior year.  This decrease was primarily attributable to a scheduled maintenance shutdown of the Company’s Phthalic Anhydride operations and higher manufacturing costs associated with the Company’s new production facility in China.  The decrease was partially offset by higher global Rigid Polyol demand from increased insulation standards and growth in construction.

•

Specialty Products net sales were $21.8 million, $1.0 million higher than prior year.  Operating income increased $3.4 million versus the prior year.  This increase was primarily within our Lipid Nutrution business due to higher volumes, improved margins and lower costs due to structural actions taken in 2015.

Corporate Expenses

	Three Months Ended December 31			Twelve Months Ended December 31
($ in thousands)	2016	2015	% Change	2016	2015	% Change
Total - Corporate Expenses	$25,409	$23,138	10%	$81,089	$66,629	22%
Deferred Compensation Expense/(Income) *	$4,210	$5,272	(20)%	$16,805	$6,500	159%
Restructuring and Asset Impairment Expense	$6,003	$-	$-	$7,064	$-	$-
Adjusted Corporate Expense	$15,196	$17,866	(15)%	$57,220	$60,129	(5)%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation, decreased $2.7 million, or 15%, for the quarter.  This decrease was mostly attributable to lower consulting expenses, as external resources related to our efficiency efforts were not used in the current year.

Income Taxes

During the fourth quarter of 2016, the Company benefited from a more favorable geographical mix of income versus the prior year, resulting in a lower quarterly tax provision.  The 2016 full year effective tax rate was 24% compared to 26% in the prior year.  The full year decrease was mostly attributable to a more favorable mix of income and a tax benefit derived from the early adoption of ASU 2016-09/Stock Compensation.

Selected Balance Sheet Information

The Company’s net debt level decreased $27.8 million for the quarter while the net debt ratio dropped from 16% to 13%.  The decrease in net debt was attributable to an $18.7 million increase in cash combined with a $9.1 million decline in total debt.  The cash increase in the fourth quarter was primarily attributable to improved working capital components.

($ in millions)	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Net Debt
Total Debt	$317.0	$326.1	$321.4	$327.9	$331.4
Cash	225.7	207.0	190.4	145.7	176.1
Net Debt	$91.3	$119.1	$131.0	$182.2	$155.3
Equity	634.6	638.4	618.9	594.8	557.0
Net Debt + Equity	$725.9	$757.5	$749.9	$777.0	$712.3
Net Debt / (Net Debt + Equity)	13%	16%	17%	23%	22%

The major working capital components were:

($ in millions)	12/31/2016	9/30/16	6/30/16	3/31/16	12/31/15
Net Receivables	$263.4	$281.1	$285.1	$291.6	$249.6
Inventories	173.7	184.0	180.7	177.8	170.4
Accounts Payable	(158.3)	(129.1)	(144.2)	(130.0)	(128.6)
	$278.8	$336.0	$321.6	$339.4	$291.4

The Company had full year capital expenditures of $103 million in 2016 versus $119 million in the prior year.

Outlook

“After record results in 2016, we are positioned for further growth in 2017," said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer. "Although we had several events that negatively impacted the fourth quarter of 2016, our base business remains strong. Benefits from our product and end market diversification efforts, continued growth in core polymer markets, and enhanced internal efficiencies should positively impact 2017.”

Conference Call

Stepan Company will host a conference call to discuss its fourth quarter and full year 2016 results at 10:00 a.m. ET (9:00 a.m. CT) on February 22, 2017. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (888) 224-8023, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com under the Investor Relations center at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Scott D. Beamer                              (847) 446-7500

* * * * *

Tables follow

Certain information in this presentation consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, the Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Twelve Months Ended December 31, 2016 and 2015

(Unaudited – in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Net Sales	$420,636	$419,291	$1,766,166	$1,776,167
Cost of Sales	351,916	344,602	1,427,621	1,467,926
Gross Profit	68,720	74,689	338,545	308,241
Operating Expenses:
Selling	14,960	14,235	57,212	55,522
Administrative *	19,835	21,728	75,185	76,048
Research, Development and Technical Services	13,780	13,231	56,086	50,243
Deferred Compensation (Income) Expense *	4,210	5,272	16,805	6,500
	52,785	54,466	205,288	188,313
Other Operating Income (Expense)
Gain on Sale of Product Line	-	-	-	2,862
Business Restructuring	(6,003)	-	(7,064)	-

Operating Income	9,932	20,223	126,193	122,790
Other Income (Expense):
Interest, Net	(3,350)	(3,773)	(13,205)	(14,533)
Loss from Equity in Joint Venture	-	(3,067)	-	(6,985)
Other, Net	427	1,678	828	1,584
	(2,923)	(5,162)	(12,377)	(19,934)

Income Before Income Taxes	7,009	15,061	113,816	102,856
Provision for Income Taxes	(1,402)	2,185	27,618	26,819
Net Income	8,411	12,876	86,198	76,037
Net Income Attributable to Noncontrolling Interests	6	(4)	(7)	(69)
Net Income Attributable to Stepan Company	$8,417	$12,872	$86,191	$75,968
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.37	$0.57	$3.78	$3.34
Diluted	$0.36	$0.56	$3.73	$3.32
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,860	22,726	22,793	22,730
Diluted	23,335	22,879	23,094	22,858

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2016	EPS	2015	EPS	2016	EPS	2015	EPS
Net Income Reported	$8,417	$0.36	$12,872	$0.56	$86,191	$3.73	$75,968	$3.32

Deferred Compensation (Income) Expense	$2,654	$0.11	2,675	$0.12	$9,977	$0.43	3,453	$0.15
Business Restructuring	4,028	$0.17	—	—	$4,824	$0.21	—	—
Contract Termination Settlement	(2,805)	$(0.12)	—	—	$(2,805)	$(0.12)	—	—
Environmental Remediation Expense	—	—	—	—	—	—	341	$0.01
Gain on Divestiture of Product Line	—	—	—	—	—	—	(1,774)	$(0.08)
TIORCO JV Dissolution	—	—	$1,461	$0.06	—	—	$1,461	$0.06
Adjusted Net Income	$12,294	$0.52	$17,007	$0.74	$98,187	$4.25	$79,449	$3.46

* All amounts in this table are presented after-tax

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of nonoperational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, and are neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended December 31				Twelve Months Ended December 31
($ in thousands, except per share amounts)	2016	EPS	2015	EPS	2016	EPS	2015	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$4,281		$4,314		$16,092		$5,569
Business Restructuring	6,003		—		$7,064		—
Contract Termination Settlement	(4,250)		—		$(4,250)		—
Environmental Remediation Expense	—		—		—		$550
Gain on Divestiture of Product Line	—		—		—		$(2,862)
TIORCO JV Dissolution	—		2,356		—		$2,356
Total Pre-Tax Adjustments	$6,034		$6,670		$18,906		$5,613

Cumulative Tax Effect on Adjustments	$(2,157)		$(2,534)		$(6,910)		$(2,132)

After-Tax Adjustments	$3,877	$0.16	$4,136	$0.18	$11,996	$4.25	$3,481	$3.46

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $4.3 million of expense in both the current year and prior year quarters. The year to date pretax impact was $16.1 million of expense versus $5.6 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2016				2015
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	$81.48	$72.66	$59.53	$55.29	$49.69	$41.61	$54.11	$41.66

The deferred compensation income statement impact is summarized below:

	Three Months Ended December 31		Twelve Months Ended December 31
($ in thousands)	2016	2015	2016	2015
Deferred Compensation
Operating Income (Expense)	$(4,210)	$(5,272)	$(16,805)	$(6,500)
Other, net – Mutual Fund Gain (Loss)	(71)	958	713	931
Total Pretax	$(4,281)	$(4,314)	$(16,092)	$(5,569)
Total After Tax	$(2,654)	$(2,675)	$(9,977)	$(3,453)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  Below is a table that presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and twelve month periods ending December 31, 2016 as compared to 2015:

($ in millions)	Three Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation	Twelve Months Ended December 31		Increase (Decrease)	(Decrease) Due to Foreign Currency Translation
	2016	2015			2016	2015
Net Sales	$420.6	$419.3	$1.3	$(8.1)	$1,766.2	$1,776.2	$(10.0)	$(42.9)
Gross Profit	68.7	74.7	(6.0)	(0.4)	338.5	308.2	30.3	(5.9)
Operating Income	9.9	20.2	(10.3)	(0.3)	126.2	122.8	3.4	(3.7)
Pretax Income	7.0	15.1	(8.1)	(0.3)	113.8	102.9	11.0	(3.6)

Table V

Stepan Company

Consolidated Balance Sheets

December 31, 2016 and December 31, 2015

	2016 December 31	2015 December 31
ASSETS
Current Assets	$685,541	$619,573
Property, Plant & Equipment, Net	582,714	555,463
Other Assets	85,635	63,356
Total Assets	$1,353,890	$1,238,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$297,265	$243,244
Deferred Income Taxes	12,497	9,455
Long-term Debt	288,859	312,548
Other Non-current Liabilities	119,353	114,761
Total Stepan Company Stockholders’ Equity	634,604	556,984
Noncontrolling Interest	1,312	1,400
Total Liabilities and Stockholders’ Equity	$1,353,890	$1,238,392